Exhibit (a)(13)

PRESS RELEASE

Radyne ComStream Announces Wegener Tender Offer Website
Reiterates Commitment to $1.55 Cash Tender Offer for Wegener Corp Stock

PHOENIX, AZ – May 2, 2003 — Radyne ComStream Inc. (Nasdaq: RADN; Warrants: RADNW), today announced that due to the level of shareholder interest in the tender offer for Wegener Corporation, it has added a “Proposed Wegener Corporation Acquisition” section to the Radyne ComStream website located at www.RADN.com. The website includes links to frequently asked questions, contacts, press releases and certain regulatory filings and other documents related to the tender offer.

On April 21, 2003, Radyne ComStream announced its intent to make a cash tender offer for all of the outstanding shares of common stock of Wegener Corporation (Nasdaq: WGNR) for $1.55 per share. The offer price represents over a 70% premium to the value of Wegener’s average closing stock price during the 90 trading days prior to the announcement.

Bob Fitting, Radyne ComStream’s CEO, commented “We remain committed to our offer to Wegener stockholders, which provides them with the opportunity to sell their shares at a substantial premium. While encouraged with our progress, we are once again disappointed in the delays and lack of action on the part of Wegener’s board of directors. The website is another proactive step by Radyne ComStream in helping Wegener’s stockholders with their decision to tender their shares cash.”

Wegener shareholders should have received their tender offer packet in the mail. After reading all the enclosed materials, they can tender their shares by completing the enclosed Letter of Transmittal and mailing it along with their stock certificates to the Depositary. If their shares are held through a broker, dealer or other nominee, their shares can be tendered by their nominee through the Depositary Trust Company. Shareholders with questions can call Rich Johnson, the CFO of Radyne ComStream, at 602-437-9620. They can also contact Georgeson Shareholder Communications, Inc., our Information Agent at (866) 203-9357, for questions related to how to fill out the enclosed forms.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The company has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Rio de Janeiro, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “intends” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to those that relate to consummation of the tender offer and any subsequent merger, together with any other statements that are not historical. These statements are based on management’s current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied, and the application of certain anti-takeover provisions contained in Wegener Corporation’s Certificate of Incorporation and in the Delaware General Corporation Laws. Radyne ComStream wishes to caution the reader that these factors, as well as other factors described in Radyne ComStream’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Radyne ComStream’s failure to obtain at least a majority of Wegener’s outstanding shares of common stock in the tender offer;

•	Radyne ComStream’s inability to remove or overcome defensive measures that are currently existing or that are implemented by Wegener’s board of directors;

•	Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

•	A downturn in the evolving telecommunications and Internet industries.

•	Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002.

•	The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad.

•	Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

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